MEMORANDUM OF UNDERSTANDING

BETWEEN THE UNDERSIGNED:

•

The SCI ESTOLE FONCIERE real-estate investment company with capital of EUR 10,000, whose registered office is located at 57, rue d’Amsterdam, 75008 Paris, France, and whose unique identification number on the Paris Trade and Companies Register (RCS) is 523 576 965, represented by Mr. Alain Tornier, to whom all powers in respect of this document are granted,

Firstly,

Hereinafter referred to as “SCI ESTOLE”

•

The Tornier SAS company, a simplified joint stock company with capital of EUR 35,043,008 whose head office is located at Rue du Doyen Gosse, Saint Ismier (38330), and whose unique identification number on the Grenoble Trade and Companies Register (RCS) is 070 501 275, represented by Mr. Thierry Manceau, Vice-President of Global Manufacturing, to whom all powers in respect of this document are granted,

Secondly,

Hereinafter referred to “Tornier SAS”

The above-mentioned undersigned are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

THE FOLLOWING IS HEREBY AGREED:

1)

Under the terms of a commercial lease dated May 30, 2006 (hereinafter referred to as the “Saint Ismier no. 1 lease”), Mr. Alain Tornier and Ms. Colette Tornier (hereinafter jointly referred to as “the Tornier joint holders”) gave a commercial lease to the Tornier SAS company for premises located at Rue du Doyen Gosse, Saint Ismier (38330), with a surface area of 22 are 55 centiare (m2), comprising:

•	A ground floor with a surface area of 631.60 m2, to be used as a warehouse and workshop

•	A first floor with a surface area of 380.90 m2, to be used as a laboratory and cafeteria.

The Saint Ismier no. 1 lease has the following specific characteristics:

•

Term: 9 years from 30 May 2006, with the option for Tornier SAS to discharge at any time upon expiry of a three-year period in the manner and within the time period set out in Article L. 145-9 of the French Commercial Code;

•	Initial annual rent: One hundred and four thousand, three hundred and ninety-three (104,393) euros exclusive of tax, payable quarterly in arrears)

•	Security deposit: None.

The premises covered by the Saint Ismier no. 1 lease were accepted by Tornier SAS in their current state of repair at May 30, 2006. No statement of inventory was drafted at the time.

2)	Under the terms of an amendment to the commercial lease dated December 29, 2007 entered into between the SCI CYMAISE real estate investment company, on the one hand, and Tornier SAS on the other, Tornier SAS took over some of its subsidiaries as part of a merger agreement benefiting Tornier SAS, regarding the rights and obligations held by its subsidiaries in respect of various commercial leases (hereinafter known collectively as the “Saint Ismier no. 2 lease”). The subsidiaries whose leases for the Saint Ismier site were taken over by Tornier SAS are as follows:

•	Tornier Holding SAS

•	Tornier Medi-Qual Sarl

•	Tornier Biotechnic

•	Tornier Commercial

Furthermore, the amendment to the lease dated December 29, 2007 also included, in addition to the surface areas occupied by the above-mentioned subsidiaries, those surface areas occupied by Tornier SAS, the formalities of which according to the original commercial lease dated May 30, 2006 were as follows: (hereinafter referred to as “Saint Ismier no. 3 lease”).

The SCI CYMAISE real estate investment company provided a commercial lease to Tornier SAS for the following premises (in addition to a car park of 18 m2) located at Rue du Doyen Gosse, Saint Ismier (38330), composed of the following surface areas, broken down as follows:

•	Offices: 165 m2

•	Stock or technical: 791 m2

•	Production: 1,031 m2

•	Cafeteria: 125 m2

The Saint Ismier no. 3 lease had the following specific characteristics:

•

Term: 9 years from May 30, 2006, with the option for Tornier SAS to discharge at any time, upon expiry of a three-year period in the manner and within the time period set out in Article L. 145-9 of the French Commercial Code;

•	Initial annual rent: €121,289, exclusive of tax, payable quarterly in arrears

•	Security deposit: Three months’ rent.

3)

Thus at today’s date, Tornier SAS is, in respect of Saint Ismier no. 2 lease (which includes Saint Ismier no. 3 lease as set out above), the tenant of the following premises, located at Rue du Doyen Gosse, Saint Ismier (38330) (in addition to a car park of 37 m2) with a total surface area of 4,125 m2, broken down as follows:

•	Offices: 1,678 m2

•	Stock or technical: 1,031 m2

•	Workshop: 1,179 m2

•	Cafeteria: 200 m2

The Saint Ismier no. 2 lease has the following specific characteristics:

•	Term: 9 full consecutive years with retroactive effect from May 30, 2006, to end May 30, 2015

•	Initial annual rent: €315,865, exclusive of tax, payable quarterly in advance

•	Security deposit: Three months’ rent.

4)	According to the terms of two notarial deeds, dated September 2, 2010, certificates for which are included in Annex 1 of this document, all the real estate assets that are the subject of the Saint Ismier no. 1 lease and Saint Ismier no. 2 lease were sold to SCI ESTOLE.

As a consequence, even though this transfer of ownership was not judicially brought to the attention of Tornier SAS, the latter has since October 1, 2010 been paying rent in respect of the above-mentioned leases to SCI ESTOLE, the sole owner of the premises referred to in the Saint Ismier no. 1 lease and Saint Ismier no. 2 lease, and the tenant of the following premises located at Rue du Doyen Gosse, Saint Ismier (38330).

5)	The Tornier SAS company began a process aimed at moving part of its business to a new site, located at Rue Lavoisier in Montbonnot-Saint-Martin (38330), in an attempt to bring its various production sites closer together.

6)	Discussions took place between Tornier SAS on the one hand and Mr. Alain Tornier representing SCI ESTOLE on the other, so as to discuss the early termination of the Saint Ismier no. 1 lease and Saint Ismier no. 2 lease.

7)	This memorandum of understanding is intended to formalize the agreement of the Parties in this respect.

IN LIGHT OF THE FOREGOING, THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 – Early termination of the Saint Ismier no. 1 lease and Saint Ismier no. 2 lease

After restatement of the fact that the term (hereinafter the “Term”) of the Saint Ismier no. 1 lease and the Saint Ismier no. 2 lease (which incorporates the Saint Ismier no. 3 lease) will expire May 30, 2015, by express exception to the Term, the Parties expressly decide to terminate in advance, with no compensation paid to either party, the Saint Ismier no. 1 lease and Saint Ismier no. 2 lease, as of September 30, 2012 (hereinafter the “Effective Date”), which is expressly accepted by Mr. Alain Tornier on behalf of SCI ESTOLE. The Parties acknowledge as a result that the above-mentioned leases will not run to their Term.

The Parties recognize that the Effective Date is an estimation made in good faith by the Tornier SAS company in respect of the scheduled moving date and site cleanup operations. They recognize and expressly accept that the Effective Date of the termination may change within a three-month window (i.e. effective termination by December 31, 2012 at the latest).

As a result, Tornier SAS will send a letter (fax or e-mail) to SCI ESTOLE by August 31, 2012 at the latest, notifying SCI ESTOLE of its confirmation or otherwise of the Effective Date of September 30, 2012. If the Tornier SAS company considers that at August 31, 2012, the move and site cleanup operations are materially impossible to achieve by September 30, 2012, it will then notify SCI ESTOLE of the change in the Effective Date to December 31, 2012 at the latest. In any event, SCI ESTOLE will by obliged to accept this new date indicated by Tornier SAS modifying the effective termination date of the above-mentioned leases, without compensation.

For the SCI ESTOLE FONCIERE company, the return date for the premises of September 30, 2012 or else December 31, 2012, the deadline date, constitutes a decisive condition of its agreement to the early termination of the above-mentioned leases. As a result, this memorandum will be dissolved as of right if the SCI ESTOLE FONCIERE company deems this appropriate, and the parties will return to the situation they were in prior to the signing of said memorandum in the event that TORNIER SAS fails to uphold its commitment to vacate and clean up the leased premises by the Effective Date.

Article 2 – Commitments made by Tornier SAS

As part of this memorandum of understanding, Tornier SAS commits to:

•	Respect all the provisions of the Saint Ismier no. 1 lease and Saint Ismier no. 2 lease,

•	Pay all rents relating to these leases in good time, until the Effective Date, whether this is September 30, 2012 or December 31, 2012,

•	Allow any agent of the SCI ESTOLE company to enter the premises upon a notice period of 72 hours, to enable prospective tenants to view the premises,

•	Ensure the premises are sufficiently clean and the site effectively cleaned up by the Effective Date, in order to meet the conditions set out below.

In connection with the future closure of the Saint Ismier site, and in accordance with applicable legislation, Tornier SAS will have a pollution assessment drawn up, followed by cleanup control operations, which will both be completed by the ARTELIA company. The specifications for this assessment and these cleanup control operations are given in Annex 2. The Parties must be fully aware of the due diligence undertaken by the ARTELIA company and must not request any other specific due diligence.

Article 3 – Statement of Inventory

The Parties acknowledge that when the lease was taken on, the Saint Ismier nos. 1 and 2 leases were not subject to conflicting statements of inventory.

Mr. Alain Tornier, representing SCI ESTOLE, states that to his knowledge:

•	The premises falling under the Saint Ismier no. 1 and no. 2 leases are in a good state of repair.

•	No requests for repairs to the premises are envisaged either before or after the Effective Date.

•	As a result, subject to the following, he does not intend to ask Tornier SAS for repairs requiring a substantial investment.

The Pollution Assessment mentioned in Article 2 above will be subject to a notification file regarding the cessation of activities by Tornier SAS, to be submitted to the Prefecture. A copy of this file will be sent to SCI ESTOLE. With regard to the conclusions and recommendations included in the notification file, the Parties will meet and discuss together the intended site restoration work, on the understanding that any restoration must be paid for by Tornier SAS, and only for the performance of an activity equivalent to that performed by Tornier SAS on the Saint Ismier site to date. By joint agreement, the condition relating to cleanup will only be deemed to have been fulfilled once, after the cleanup operations undertaken by Tornier SAS have taken place, all control samples and surveys taken under the same material conditions and standards as the reference samples and surveys conclude that there is no evidence of pollution.

The Parties expressly agree that between today’s date and the Effective Date, they will meet as often as desired so as to organize between themselves, and in good faith, the procedures for the return of the premises, and the small number of layout and/or repair works to be performed by the Tornier SAS company. These meetings will be subject to summary reports detailing the roles, rights and obligations of each Party until the Effective Date. During these meetings, the Parties will compile a list of equipment unused by Tornier SAS which SCE ESTOLE wishes to keep, though this will not give rise to any compensation whatsoever in respect of TORNIER SAS.

Article 4 – Commitment of the Parties on the Effective Date

On the Effective Date:

•

Where appropriate, a document will be signed which formalizes the agreement of the parties as to the periodic meetings scheduled under Article 3 above, and the commitments made by each Party in this respect.

•	The keys will be returned in respect of the premises outlined in the above-mentioned leases, along with any other documents relating to the said premises.

•	SCI ESTOLE will return the security deposits given in respect of the above-mentioned leases (for the sum of €79,266 to date), unless the Parties agree otherwise.

Article 5 – Miscellaneous provisions

This memorandum of understanding and its annexes contain all the Parties’ agreements. It supersedes any other agreement having the same purpose.

The provisions of this memorandum are independent of one another. If any of the provisions of the memorandum are cancelled in whole or in part, the validity of the remaining provisions will not be affected.

The fact that a Party does not exercise an entitlement or option that is granted to it under this memorandum does not mean, for its part, that the said entitlement or option is waived permanently.

The fact that a party does not sanction a breach by the other party of one or more of the clauses of this memorandum does not mean that the said party tacitly renounces its right to sanction in respect of the offenses committed.

Any changes to this memorandum must be established by a written document bearing the signature of each of the Parties.

In the event that this document is translated into any language whatsoever, only the text drafted in French will have probative value.

Article 6 – Resolution of disputes

The relations between the parties are governed by French law. Should any dispute arise between the parties in the course of their relations, then the competent Court will be the Commercial Court or Superior Court of Grenoble.

Article 7 – Election of domicile

For the purposes of the execution of these annexes, any possible amendments, and the consequences thereof, the parties elect domicile at the addresses given at the top of this document.

Signed in

On 26 June 2012

In as many copies as there are signatories

/s/ Thierry Manceau	/s/ Alain Tornier
On behalf of Tornier SAS	On behalf of SCI ESTOLE
Mr. Thierry Manceau	Mr. Alain Tornier

(signature)	(signature)